Exhibit 21


                              TAUBMAN CENTERS, INC.

                              LIST OF SUBSIDIARIES

                                      JURISDICTION
NAME                                  OF FORMATION      DOING BUSINESS AS
----                                  ------------      -----------------

Biltmore Shopping Centers Partners      Arizona        Biltmore Fashion Park

Fairlane Town Center                    Michigan       Fairlane Town Center

Katy-Gessner Associates Limited         Delaware       Memorial City Mall
Partnership                                             (leased)

La Cienega Associates                   California     Beverly Center

La Cumbre Shopping Center Associates    California     La Cumbre Plaza

Paseo Nuevo Associates                  California     Paseo Nuevo

Short Hills Associates                  New Jersey     The Mall at Short Hills

Taubman Auburn Hills Associates         Delaware       Great Lakes Crossing
 Limited Partnership

Taubman MacArthur Associates            Delaware       MacArthur Center
 Limited Partnership

The Taubman Company                     Delaware       The Taubman Company
 Limited Partnership

The Taubman Realty Group                Delaware       N/A
 Limited Partnership

TJ Palm Beach Associates                Delaware      The Mall at Wellington
                                                       Green
                                                         (under construction)

TRG - Regency Square Associates         Virginia      Regency Square

Willow Bend Associates Limited          Delaware      The Shops at Willow Bend
 Partnership                                             (under construction)